Exhibit 19.1
Insider Trading Policy

Bausch + Lomb Corporation	POLICY NO. 2	EFFECTIVE DATE	PAGE NO 1 of 10
October 21, 2024
	ISSUED BY:		PREPARED BY:
	Legal Department		Chief Legal Officer
SUBJECT:			APPROVED BY:
Insider Trading and Reporting			Board of Directors
INSIDER TRADING POLICY
A.PURPOSE
The purpose of this Insider Trading Policy (the “Policy”) is to explain certain legal concepts and to implement certain rules with respect to trading and the reporting of trading in the Securities (as defined below) by certain persons who are either employed by Bausch + Lomb Corporation or any of its subsidiaries (collectively, “B + L” or the “Company”) or are in a particular relationship with the Company.
The procedures and restrictions set forth in this Policy present only a general framework within which individuals may generally purchase and sell the Securities without violation of applicable securities laws. Each individual has the ultimate responsibility for complying with applicable securities laws and should obtain additional guidance, including independent legal advice, as may be appropriate for their own circumstances. Individuals may be subject to requirements in addition to those set out in this Policy under the laws of the jurisdiction in which they reside.
The Company’s Chief Legal Officer shall be responsible for administering and monitoring compliance with this Policy and shall report at least quarterly to the Nominating and Corporate Governance Committee (the “NCG Committee”) of the Company’s Board of Directors (the “Board”) with respect to trading compliance matters.
This Policy will be reviewed annually by the NCG Committee and any amendments to this Policy shall be subject to approval by such Committee.
B.SCOPE
The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, their spouses, domestic partners, minor children, adult family members sharing the same household (even if financially independent), any other person over whom the officer, director or employee exercises substantial control over his, her or its Securities trading decisions and anyone to whom the officer, director or employee provides significant financial support. This Policy also applies to any entity or account over which the officer, director or employee, has or shares the power, directly or indirectly, to make investment decisions (whether or not such officer, director or employee has a financial interest in the entity or account) and those entities or accounts established or maintained by such officer, director or employee with their consent or knowledge and in which such officer, director or employee have a direct or indirect financial interest, including any trust or other estate in which such officer, director or employee has a substantial beneficial interest or as to which they serve as trustee or in a similar fiduciary capacity. The Company may also determine that other persons should be subject to this Policy, such as

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contractors or consultants. Where indicated, however, certain rules set forth herein apply solely to a particular class (or classes) of persons.
This Policy applies to any and all transactions by such persons or entities in the Securities (including any type of Securities that the Company may issue in the future). Any references herein to “trades” or “trading” (and similar terms) include any transaction in the Securities.
In addition, the Company itself must comply with applicable securities laws with respect to its own securities trading activities, and will not effect transactions in respect of the Securities, or adopt any securities repurchase plans, when it is in possession of Material Non-Public Information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Exhibit A hereto, if applicable, and the prior approval of the Chief Legal Officer.
C.DEFINITIONS
1.Material Information
“Material Information” is any information relating to the business and affairs of the Company which would reasonably be expected to have a significant effect, either favorably or unfavorably, on the market price or value of the Securities (including, for clarity, any “material change” or “material fact”, as defined by applicable Canadian securities laws). Information is also material if a reasonable investor would consider it to be important in deciding whether to buy, sell or hold the Securities.
Examples of Material Information may include, without limitation:
(a)information about a significant Company transaction, such as:
(i)the purchase, sale or licensing of a significant product or other significant assets;
(ii)a new financing or borrowing involving an amount significant to the Company;
(iii)pending or proposed mergers, business acquisitions, tender offers, joint ventures, restructurings, dispositions, or the expansion or curtailment of operation;
(iv)the issuance or sale of additional Securities at a significant aggregate value, or other significant changes in the capital or corporate structure of the Company; or
(v)a significant change in the Company’s business strategy;
(b)financial information, such as:

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(i)the results from the Company’s previous financial period which have not been publicly released;
(ii)changes in auditors or auditor notification that the Company may no longer rely on an audit report;
(iii)liquidity problems or impending bankruptcy; or
(iv)material changes in, or the prospect of material changes in, the Company’s earnings and financial results; and
(c)information about a significant event, such as:
(i)the release or approval of a significant new product, the development of significant new products or significant developments affecting the Company’s resources, technology, intellectual property, products or markets;
(ii)the results (both favorable and unfavorable) of significant clinical trials or studies including owned or licensed products;
(iii)important changes in management or changes in control of the Company;
(iv)a substantial breakdown, interruption, corruption or unauthorized access to or cyber-attack on the Company’s information technology systems; or
(v)developments with respect to important pending or threatened litigation, regulatory proceedings or investigations, or the resolution thereof.
2.Material Non-Public Information
“Material Non-Public Information” means any Material Information which has not been generally disclosed to the public. An assessment of whether Material Information has been generally disclosed to the public must be made with caution. It should be assumed that Material Information has not been generally disclosed to the public unless it has been disclosed in a sufficiently wide circulation and manner so as to reach the public and the public has had a reasonable amount of time to analyze the information.
3.Securities
“Securities” is broadly defined and includes common shares, preferred shares, debt securities, puts, calls, options, warrants, units, derivatives (or any security convertible into, or the market price of which varies materially with the market price of, the foregoing) and other rights or obligations to purchase or sell any of the foregoing. References to the Securities shall include the securities of the Company and securities of Bausch Health Companies Inc., for so long as the Company remains a subsidiary thereof.
4.Insiders

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For purposes of this Policy, “Insiders” are:
(a)all directors and officers of B + L who are required to file insider reports under Canadian securities laws (each such person, a “Canadian Insider”) and/or subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (each such person, a “Section 16 Insider”); and
(b)all other individuals designated by the Company’s Chief Legal Officer, in consultation with the Company’s Chief Executive Officer (“CEO”), in view of such individuals’ roles and responsibilities (each such person, a “Designated Insider”).
A list of the individuals who the Company considers to be Insiders will be maintained by the Company’s Legal Department, and all such individuals will be advised of their Insider designation.
D.INSIDER TRADING AND TIPPING
It is generally illegal and a violation of this Policy for any person covered by this Policy to purchase, sell, or otherwise trade the Securities with knowledge of Material Non-Public Information (“insider trading”).
The foregoing trading limitations do not apply to (A) automatic purchases of Securities under the Company’s Employee Stock Purchase Plan (“ESPP”), or any similar program designated by the Chief Legal Officer, through payroll deductions, pursuant to an election or change thereunder made outside of a blackout period while not in possession of Material Non-Public Information concerning the Company or (B) transactions pursuant to written plans for trading Securities that comply with Rule 10b5-1 under the Exchange Act and pre-approval requirements and other limitations described in the Company’s Rule 10b5-1 Trading Plan Guidelines attached as Exhibit B hereto.
Persons covered by this Policy must not inform others of Material Non-Public Information unless any of the Company’s CEO, Chief Financial Officer (“CFO”) or the Chief Legal Officer has been consulted and agrees that such disclosure is necessary in the course of the Company’s business and there is a reasonable expectation that confidentiality of the Material Non-Public Information will be maintained (“tipping”).
It is generally illegal and a violation of this Policy for any person covered by this Policy to recommend or encourage, other than in the necessary course of business, another person or company to purchase or sell Company Securities with knowledge of Material Non-Public Information (“recommending”). The Company’s CEO, CFO or the Chief Legal Officer shall be consulted to determine whether the recommendation or encouragement is necessary in the course of the Company’s business.
E.LIABILITY
Canadian law imposes substantial penalties and civil liability for any breach of the prohibition on insider trading, tipping and recommending, including (as of the date of this Policy): (a) criminal fines of up to the greater of $5,000,000 and three times the profit made or loss avoided; (b)

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prison sentences for a term not exceeding 10 years (depending on the offence); and (c) civil liability for compensation to the seller or purchaser of the relevant securities for damages as a result of the trade. U.S. securities laws impose severe penalties for trading on Material Non-Public Information and communicating knowledge of Material Non-Public Information to another person or company (other than in the necessary course of business) who thereafter purchases or sells Securities, which can include disgorgement of the unlawful profits, civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and/or jail terms of up to 20 years. Similar legislation imposes similar penalties in other jurisdictions.
F.SECURITIES OF OTHER COMPANIES
In the course of the Company’s business, persons covered by this Policy may obtain information about another publicly traded company that has not been generally disclosed. Securities laws generally prohibit such individuals from trading in securities of that other company while in possession of such information or communicating such information to another person. The restrictions set out in this Policy in respect of insider trading and tipping apply to all persons covered by this Policy with respect to trading in securities of another company while in possession of such information and communicating such information to others.
G.GIFTS OF SECURITIES
Gifts of Securities should only be made (i) when a person covered by this Policy is not in possession of Material Non-Public Information and (ii) pursuant to this Policy.
H.ADDITIONAL REQUIREMENTS FOR INSIDERS
In addition to the insider trading prohibitions that apply to all persons covered by this Policy, there are additional, related requirements that apply to Insiders.
1.Pre-Clearance of Trades
Prior to executing a trade in the Securities:

(a)each Canadian Insider and Section 16 Insider must acquire written approval of any proposed trade by such Insider or their spouse, domestic partner, minor children, adult family members sharing the same household (even if financially independent), or any other person over whom the Insider exercises substantial control over their Securities trading decisions (collectively, “Family Members”) from the Chief Legal Officer and CFO (or the Chief Legal Officer and CEO where the CFO is unavailable or seeking approval to trade, or the CEO and CFO where the Chief Legal Officer is unavailable or seeking approval to trade); and
(b)each Designated Insider must acquire written approval of any proposed trade by such Insider or any of their Family Members from the Company’s Chief Legal Officer (or from either the CEO or CFO, where the Chief Legal Officer is unavailable).

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Approval of a proposed trade may be denied if corporate circumstances require. The Chief Legal Officer (or the CEO or CFO, as appropriate), will consult as necessary internally as well as with external counsel.
The pre-approval process for Insiders and their Family Members is intended to address instances where important issues arise that may not be disseminated to an Insider at precisely the time that they arise. In such circumstances, the Company wishes to avoid the potential for an Insider or their Family Member to be trading in the Securities during a period when the Company is involved in either considering or attempting to resolve such issues. The Insider’s lack of specific knowledge of such issues does not preclude personal embarrassment and/or potential liability of the Insider and the Company.
2.Prohibition Against Short Sales and Derivative Transactions
Under U.S. securities law, Section 16 Insiders may not engage in short sales of the Securities (the sale of Securities that the seller does not own or a sale that is completed by delivery of borrowed Securities) or engage in the purchase or sale of derivative Securities to achieve a comparable transaction. Under Canadian corporate law, directors, officers and employees of the Company are generally prohibited from engaging in short sales of the Securities and other transactions where the individual would benefit from a decline in the market price of the Securities. The Company, via this Policy, prohibits all directors, officers and employees from engaging in short sales of the Securities or comparable transactions.
3.Insider Trading Reports
Under Canadian securities law, every Canadian Insider is required to file an insider report generally within the first 5 days immediately following any trade of Securities (including, without limitation, the purchase or sale of the Company’s common shares or the exercise of options) or any trade in or any change in an interest in, right or obligation associated with a related financial instrument, such as deferred share units and restricted share units. This includes Securities and related financial instruments which the Canadian Insider directly or indirectly acquires (i.e., including through a holding company) or over which the Canadian Insider exercises control or direction (i.e., shares acquired by a family trust that the Canadian Insider controls). Certain trades, such as the automatic purchase of common shares of the Company under the Company’s Employee Stock Purchase Plan or the receipt of dividend equivalents in the form of additional deferred share units and restricted share units, may be reported less frequently.
Under U.S. securities law, every Section 16 Insider is required to file an insider report within two business days of a transaction resulting in a change in beneficial ownership of equity Securities (including, without limitation, the purchase, sale or donation of the Company’s equity Securities or the exercise of options). This includes Company equity Securities which the Section 16 Insider directly or indirectly acquires (i.e., including through a holding company) or over which the Section 16 Insider exercises control or direction (i.e., shares acquired by a family trust that the Section 16 Insider controls). The fact that a Section 16 Insider’s transactions resulted in no net change, or the fact that no Securities were owned after the transactions were completed, does not provide a basis for failing to report.

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A Canadian Insider or Section 16 Insider who makes a trade must contact the Company’s Chief Legal Officer or their designate and provide such person with the following information in writing on the day the trade is executed:
(i)the full name, address and business telephone number of such Insider;
(ii)the number of equity Securities purchased, sold or donated or the number of options exercised by such Insider;
(iii)the date of the trade or exercise;
(iv)the price of the Securities bought and sold in each transaction or the exercise price of the options and the currency (if other than Canadian dollars);
(v)if the Securities were indirectly acquired or such Insider has control or discretion the Securities acquired, the name of the registered holder of such Securities;
(vi)if the Securities were acquired or disposed other than in the open market, the nature of the transaction; and
(vii)the number of all Securities (including options) beneficially owned by such Section 16 Insider (i.e. if such Insider has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities) after the trade.
Although insider reports based upon such information will be prepared and filed electronically on behalf of Canadian Insiders and Section 16 Insiders, each such Canadian Insider and Section 16 Insider remains responsible for the report and its content. In addition, Canadian Insiders and Section 16 Insiders must also include in their reports any monetization, non-recourse loan or similar arrangement, trade or transaction that changes their economic exposure to or interest in the Securities and which may not necessarily involve a sale, whether or not required under applicable law.
Canadian Insiders and Section 16 Insiders are also required to promptly update the Company’s Chief Legal Officer or their designate of any change of name, address, relationship with the Company or other change in personal information so that their profile on the System for Electronic Data on Insiders or any replacement thereof (SEDI) and/or the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR), as applicable, can be updated accordingly.
While the Company assists Canadian Insiders and Section 16 Insiders in making insider reporting filings, such persons may be required to reimburse B + L for any late filing fees paid by B + L on their behalf, unless the fee is due to the fault of the Chief Legal Officer or an employee acting on behalf of the Chief Legal Officer.

Insider Trading Policy

I.ADDITIONAL RESTRICTIONS DURING BLACKOUT PERIODS
During a blackout period, no trading of the Securities by the Covered Individuals (as defined below) is permitted, including (i) purchases made upon the exercise of previously granted options,
(ii) elections to enroll in the Company’s ESPP for any offering period thereunder (other than any automatic renewals under the ESPP), (iii) any participation elections or changes permitted under the ESPP for any offering period, including, without limitation, payroll deduction elections (including elections to change deductions for current or future offering periods) or elections to withdraw from the ESPP, (iv) the sale of any Securities acquired under the ESPP, and (v) the adoption, amendment, suspension or termination of any written trading plans for trading Securities that comply with Rule 10b5-1 under the Exchange Act, but not (A) automatic purchases of the Securities under the ESPP, or any similar program designated by the Chief Legal Officer, through payroll deductions, pursuant to an election or change thereunder made outside of a blackout period while not in possession of Material Non-Public Information concerning the Company and (B) transactions pursuant to written plans for trading Securities that comply with Rule 10b5-1 under the Exchange Act and pre-approval requirements and other limitations described in the Company’s Rule 10b5-1 Trading Plan Guidelines.
1.Scheduled Blackout Periods for Covered Individuals There is a mandatory blackout period for:
(a)All Insiders; and
(b)All employees who (i) directly report to a Canadian Insider or Section 16 Insider or (ii) are involved in the preparation and/or review of the Company’s financial statements or are knowledgeable of the Company’s financial results and information contained in its financial statements (each such person, a “Designated Individual”).
A list of all Insiders and Designated Individuals (collectively, the “Covered Individuals”) will be maintained by the Company’s Legal Department, and such individuals will be advised of their status.
The scheduled blackout period for Covered Individuals commences on the fifteenth (15th) calendar day preceding the last day of the Company’s applicable financial period (i.e., quarter- or year-end) and continues through one (1) full trading day following the date of issuance of a news release disclosing the related quarterly and/or annual financial results.
2.Discretionary Exemptions
The Company’s priorities in implementing and enforcing the Policy are to ensure proper compliance with all relevant statutory requirements and to avoid both the occurrence of any inappropriate actions and the appearance of impropriety, which could irreparably harm the Company, its employees and shareholders. However, the Company understands that in certain circumstances, strict adherence to blackout rules without the consideration of external factors

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could be unreasonably prejudicial to certain individuals. Therefore, in the event that a person who is subject to any of the blackout periods described in this Policy believes they would be unduly prejudiced by adherence to the blackout periods, such person may request that the Chief Legal Officer and the CFO provide, on behalf of the Company, specific permission for such person to trade during the blackout period. Even if the Company grants an exemption to the Policy, the relevant Covered Individual must still satisfy themself that any trade in Securities during the blackout period complies with applicable law.
Notwithstanding the foregoing, the Company has absolutely no obligation whatsoever to grant any such permission and each of the Chief Legal Officer and CFO may consider any matters that they, in their sole discretion (which discretion may be exercised without reasons), deems appropriate. The requisitioning individual may not make any such trade until they have received specific approval. In the event that approval is not granted, no reasons may be provided and the fact that approval was not granted itself may constitute material inside information that should not be communicated.
3.Special Blackout Periods
In addition to the regularly scheduled blackout periods, special blackout periods may be prescribed from time to time by the Chief Legal Officer or their designee at any time at which it is determined that the existence of Material Non-Public Information concerning the Company makes it inappropriate for certain individuals to be trading. In such circumstances, the relevant individuals will be advised if the Company believes that such individuals should not trade in the Securities until further notice. Such individuals should note that the fact that there is a restriction on trading may itself constitute insider information or information that may lead to rumors and must be kept confidential. In addition, no person should rely on the Company to provide such a notice and all persons must comply with all applicable laws and Company policies with respect to trading in the Securities. Unless the Chief Legal Officer or their designee determine otherwise, the special blackout will generally end after one (1) full trading day after the issuance of a news release disclosing the Material Non-Public Information.
J.COMPLIANCE
Any breach of the Policy is a serious offence which may lead to discipline by the Company and/or by appropriate regulatory authorities, including possible termination of employment, fines and/or imprisonment.
All directors, officers and employees of the Company, and anyone else the Company determines should be subject to this Policy, will be provided with a copy of this Policy, and will be asked to annually certify regarding acknowledgment of and compliance with the procedures and restrictions set forth in this Policy. Each of these persons is expected at all times to abide by the standards, requirements and procedures set out in this Policy. If it appears that a person subject to this Policy may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.
This Policy should be read in conjunction with the Company’s Code of Conduct and Corporate Disclosure Policy. Questions about this Policy should be directed to the Company’s Chief Legal Officer.

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EXHIBIT A
Bausch + Lomb Corporation (the “Company”) Policies and Procedures for Company Repurchases
These policies and procedures govern repurchases of the Company’s common shares (“Repurchases”) approved from time to time by the Board of Directors (the “Board”) of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of Material Non-Public Information concerning the Company. Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s Insider Trading Policy.

(a)Policy. It is the Company’s policy that no Repurchases may take place during a blackout period, including a special blackout period (each as described under the Insider Trading Policy), or when the Company is otherwise in possession of Material Non-Public Information concerning the Company, in each case, other than Repurchases made pursuant to a share repurchase plan (a “Share Repurchase Plan”) that complies with Rule 10b5-1 under the Exchange Act or otherwise in compliance with applicable law.
(b)Requirements for Share Repurchase Plans. Any Repurchases, or the adoption of a Share Repurchase Plan to effect Repurchases, shall be subject to prior written approval by the Chief Legal Officer or their designee. The Chief Legal Officer shall take such steps as they deem reasonably necessary to ascertain that the Company is not in possession of Material Non-Public Information concerning the Company at the time of plan adoption, including but not limited to consulting with the Chief Executive Officer, the Disclosure Committee and other members of senior management and/or legal counsel.
(c)Recordkeeping. The Chief Legal Officer shall maintain a record of the communications referred to in these policies and procedures in compliance with the Company’s recordkeeping policies.
(d)Training. Company directors, officers and employees who are involved in the Company’s securities trading activities shall be provided training on the Insider Trading Policy and these policies and procedures consistent with the Company’s employee training policies.
(e)Modification or Waiver. These policies and procedures may be modified, and specific requirements therein may be waived, subject to approval by the Chief Legal Officer if he or she deems such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law.
(f)Review. These policies and procedures must be reviewed periodically as determined by the Chief Legal Officer.
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EXHIBIT B
Bausch + Lomb Corporation (the “Company”) Rule 10b5-1 Trading Plan Guidelines
The following guidelines apply for any Rule 10b5-1 trading plan (a “10b5-1 Plan”) relating to the equity Securities of the Company adopted by Covered Persons (as defined below). All 10b5- 1 Plans entered into by a Covered Person and any amendment, suspension or termination must comply with Rule 10b5-1 of the Exchange Act, available exemptions from insider trading prohibitions under applicable Canadian securities laws, the Company’s Insider Trading Policy and other Company policies and must meet the following conditions. Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s Insider Trading Policy.

Participants
Company directors, officers and employees (each, a “Covered Person,” and collectively, “Covered Persons”) are eligible to adopt a 10b5-1 Plan.
Plan and Approval

The 10b5-1 Plan must be in writing and signed by the Covered Person, and the Covered Person must provide a copy to the Company. The Company will keep a copy of each 10b5-1 Plan in its files. The form of each 10b5-1 Plan and any subsequent amendment, suspension or termination must be consistent with these guidelines. Each 10b5-1 Plan must be pre-approved by the Chief Legal Officer or his or her designee prior to the adoption, amendment, suspension or termination of such plan. A 10b5-1 Plan must not permit a Covered Person to exercise any subsequent influence over how, when or whether to effect purchases or sales. Sales under a 10b5-1 Plan must be via an approved broker. The Covered Person must act in good faith with respect to a 10b5-1 Plan when the Plan is adopted and for the duration of the Plan, and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5 or applicable Canadian securities laws. In addition, each 10b5-1 Plan must include a representation by the Covered Person certifying that (a) such person is not in possession of Material Non-Public Information about the Company or its securities and (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5 or applicable Canadian securities laws.

Timing and Term of Plan

Each 10b5-1 Plan must be adopted (a) outside of a blackout period under the Company’s Insider Trading Policy, and (b) when the Covered Person does not otherwise possess Material Non- Public Information about the Company. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For Covered Persons who are directors or officers (“Covered D&Os”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a

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quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan. For all other Covered Persons, each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan.
Plan Specifications
The 10b5-1 Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of stock to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.

Amendment, Suspension and Termination

Amendments, suspensions, and terminations of 10b5-1 Plans must be pre-approved by the Chief Legal Officer or his or her designee. In addition, a Covered Person may voluntarily amend, suspend, or terminate a 10b5-1 Plan only (a) outside of a blackout period under the Company’s Insider Trading Policy and (b) when the Covered Person does not otherwise possess Material Non-Public Information about the Company. Covered Persons may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Covered Person is substituted by a different broker (so long as the purchase or sales instructions remain the same).

Mandatory Suspension

Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Covered Person, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan.

Results of Termination of a Plan

If a Covered Person terminates a 10b5-1 Plan prior to its stated duration, such Covered Person may not trade in Company securities for a period of at least 30 days following such termination; provided, however, that any trades following such termination shall comply with the Company’s Insider Trading Policy. If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan.

Only One Plan in Effect at Any Time

A Covered Person may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by a Covered Person to sell a portion of shares as necessary

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to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Covered Person’s 10b5-1 Plan, provided that (a) the Election is made outside of a blackout period under the Insider Trading Policy, (b) at the time of the Election, the Covered Person is not aware of any Material Non-Public Information with respect to the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Covered Person does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).

A Covered Person may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods), and otherwise complies with the guidelines regarding the first trade described above. A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.

Limitation on Single-Trade Arrangements

In any 12-month period, a Covered Person is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover.

No Hedging

As described in the Insider Trading Policy, individuals subject to the policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company securities. Further to this end, a Covered Person adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.

Compliance with Rule 144

All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.

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Broker Obligation to Provide Notice of Trades
Each 10b5-1 Plan entered into by a person subject to Section 16 filing requirements must provide that the broker will provide notice of any trades under the 10b5-1 Plan to the Covered Person in sufficient time to allow for the Covered Person to make timely filings under the Exchange Act.
Covered Person Obligation to Make Exchange Act Filings and Company Disclosures
Each 10b5-1 Plan must contain an explicit acknowledgement by such Covered Person that all filings required by the Exchange Act, or pursuant to insider reporting requirements under Canadian securities laws, as a result of or in connection with trades under such 10b5-1 Plan, are the sole obligation of such Covered Person and not the Company. The Company will also disclose in its quarterly and annual reports the material terms of the 10b5-1 Plans adopted or terminated (which includes modifications) by Covered D&Os, as required by the Securities and Exchange Commission’s rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the 10b5-1 Plan.

Required Footnote Disclosure

Covered Persons must footnote trades disclosed on Forms 4 and Forms 144 to indicate that the trades were made pursuant to a 10b5-1 Plan.
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